SAMSON OIL & GAS YEAR END RESERVES

Denver Wednesday 20 February 2013, Perth Thursday 21 February 2013

Samson Oil & Gas Limited (ASX: SSN, NYSE MKT: SSN) provides advice on its year end reserves evaluation by Ryder Scott Company, L.P.

Samson has received its 1 January 2013 estimated reserves evaluation report from Ryder Scott Company. This reserves report takes into account the North Stockyard oil field acreage swap referenced in our announcement on 30 December 2012. The reserves report does not take into account the impact of the increased spacing density allowed following the receipt of the Spacing Order from the North Dakota Industrial Commission as this was received after 1 January 2013.

We expect this spacing order to allow a portion of the Probable Reserve to be included in the Proved Undeveloped Category.

As of 1 January 2013, the Ryder Scott Company estimates the following reserves attributable to Samson as:

	Oil	GAS	MBOE	NPV
	MBBLS	MMCF		US$'000's*
Proved Developed Producing	485	1,128	673	16,687
Proved Undeveloped	334	374	397	3,760
Probable	2,007	2,339	2,396	21,896

*NPV10 – this is the Net Present Value of the future cash flows, discounted at 10%.

Proved and probable reserves attributable to producing wells or reservoirs were estimated by performance methods. Proved and probable undeveloped reserves were estimated by analogy.

Pricing

The Ryder Scott reserves evaluation used the NYMEX forward curve as of 1 January 2013 less an appropriate differential to take into account the difference between the NYMEX pricing and the price received by the Company at its various sales points.

The future NYMEX price was West Texas Intermediate crude delivered to Cushing, Oklahoma used in this report is estimated to average $93.07/bbl for 2013, $92.36/bbl for 2014, $90.26/bbl for 2015, $88.30/bbl for 2016 and held constant from 2017 at $87.64/bbl.

The future NYMEX price of gas at the Henry Hub used in this report is estimated to average $3.54/MMBTU for 2013, $4.03/MMBTU for 2014, $4.23/MMBTU for 2015, $4.42/MMBTU for 2016, $4.63/MMBTU for 2017, $4.88/MMBTU for 2018, $5.16/MMBTU for 2019 and $5.41/MMBTU for 2020.

Development of North Stockyard

Samson is continuing to work on its planned capital or debt funding in order to exploit the proved undeveloped and probable value in the North Stockyard field.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,986 million ordinary shares issued and outstanding, which would be the equivalent of 99.3 million ADSs.  Accordingly, based on the NYSE MKT closing price of US$0.70 per ADS on February 20th, 2013 the Company has a current market capitalization of approximately US$70 million.  Correspondingly, based on the ASX closing price of A$0.035 on February 20th, 2013, the Company has a current market capitalization of A$68 million.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in this release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “calculate”, “anticipate”, “should” or “will”. The content of a reserves report is, by its nature, a forward looking statement since it estimates the amount and value of oil and gas before the petroleum has been extracted, delivered or sold.

Actual results may differ materially from those projected in any forward-looking statement. There are number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration and development activities, including exploratory wells, development wells and workovers. Estimates of recoverable volumes of oil or gas from planned but undrilled exploration projects are inherently uncertain and dependent on various contingencies that are outside the control of Samson.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company’s report to the U.S. Securities and Exchange Commission on Form 10-K, which is available at www.sec/gov/edgar/searchedgar/websuers.htm.

The reserves quoted in this release were estimated based on the definitions and disclosures guidelines contained in the Society of Petroleum Engineers, World Petroleum Council, American Association of Petroleum Geologists and Society of Petroleum Evaluation Engineers Petroleum Resources Management Systems.